Exhibit 99.4

The information in this prospectus supplement is not complete and may be changed. [A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission.] This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated , 20

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE RIGHTS OFFERINGS](*)

PROSPECTUS SUPPLEMENT
(To Prospectus dated , 20 )

Up to Shares of
Common Stock
Issuable Upon
Exercise of Rights

We are issuing [transferable/non-transferable] rights to our stockholders of record, or record date stockholders, as of 5:00 p.m., New York City time, on , 20 , or the record date. The rights entitle holders of rights, or rights holders, to subscribe for an aggregate of up to shares of our common stock. Record date stockholders will receive one right for each shares of common stock owned on the record date. The rights entitle the holder to purchase one new share of common stock for every right held, which we refer to as the basic subscription right[, and record date stockholders who fully exercise their rights will be entitled to subscribe, subject to certain limitations and pro rata allocation, for additional shares that remain unsubscribed as a result of any unexercised rights.][ In addition, any non-record date stockholder who exercises rights will be entitled to subscribe, subject to certain limitations and pro rata allocation, for any remaining shares that are not otherwise subscribed for by record date stockholders.]

We are an externally managed specialty finance company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended. Our investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies, which we define as companies with approximately $10 million to $100 million of earnings before interest, taxes, depreciation and amortization. We seek to achieve this investment objective by investing primarily in first lien senior secured loans and second lien senior secured loans.

As of , 20 , our investment portfolio consisted of investments in portfolio companies with an aggregate fair value of $ million.

We are managed by Carlyle Global Credit Investment Management L.L.C., an investment adviser registered under the Investment Advisers Act of 1940, as amended. Carlyle Global Credit Administration L.L.C. provides the administrative services necessary for us to operate. Both Carlyle Global Credit Investment Management L.L.C. and Carlyle Global Credit Administration L.L.C. are wholly owned subsidiaries of Carlyle Investment Management L.L.C., a subsidiary of The Carlyle Group L.P. The Carlyle Group L.P. is a global alternative asset manager with approximately $ billion of assets under management as of , 20 .

Our common stock is traded on The NASDAQ Global Select Market under the symbol “CGBD.” [The rights are transferable and will be listed on under the symbol “ .”] On , 20 , the last reported sales price of our common stock on The

NASDAQ Global Select Market was $ per share. The net asset value (“NAV”) per share of our common stock at , 20 (the last date prior to the date of this prospectus supplement on which we determined NAV) was $ .

The subscription price per share will be [describe means of computing subscription price]. Because the subscription price will be determined on the expiration date, stockholders who elect to exercise their rights will not know the subscription price per share at the time they exercise such rights. The rights will expire if they are not exercised by 5:00 p.m., New York City time, on , 20 , the expiration date of this offering, unless extended. We, in our sole discretion, may extend the period for exercising the rights. You will have no right to rescind your subscription after receipt of your payment of the estimated subscription price or a notice of guaranteed delivery except as described in this prospectus supplement or accompanying prospectus.

This offering will dilute the ownership interest and voting power of the common stock owned by stockholders who do not fully exercise their subscription rights. Stockholders who do not fully exercise their subscription rights should expect, upon completion of the offering, to own a smaller proportional interest in us than before the offering. Further, if the net proceeds per share from the offering are at a discount to our NAV per share, this offering will reduce our NAV per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-[ ] of this prospectus supplement and page [ ] of the accompanying prospectus, including the risk of leverage.

Shares of closed-end investment companies, including BDCs, that are listed on an exchange frequently trade at a discount to their NAV per share. If our shares trade at a discount to our NAV per share, it may increase the risk of loss for purchasers in any offerings pursuant to this prospectus supplement and the accompanying prospectus.

This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our securities. Please read this prospectus supplement and accompanying prospectus before you invest and keep each for future reference. Information required to be included in a Statement of Additional Information may be found in this prospectus supplement and the accompanying prospectus. We also file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission (the “SEC”). You may obtain this information or make stockholder inquiries by written or oral request and free of charge by contacting us by mail at our principal executive offices located at 520 Madison Avenue, 40th Floor, New York, NY 10022, on our website at www.tcgbdc.com, or by calling us at (212) 813-4900. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider that information to be a part of this prospectus supplement or the accompanying prospectus. The SEC also maintains a website at http://www.sec.gov that contains this information.

	Per Share	Total
Estimated subscription price(1)	$	$
Underwriting discount (sales load)(2)	$	$
Proceeds to us, before expenses(3)	$	$
(1)  Estimated on the basis of [describe means of computing subscription price].
(2)  In connection with this offering,[ ], the dealer managers for this offering, will receive a fee for financial advisory, marketing and soliciting services equal to % of the estimated subscription price per share for each share issued pursuant to the exercise of rights. We have also agreed to reimburse the dealer managers an aggregate of up to $ for their expenses incurred in connection with the offering.

(3)  Before deducting expenses payable by us related to this offering, estimated at $ , including an aggregate of up to $ to be paid to the dealer managers for their expenses incurred in connection with this offering.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is , 20 .

(*) In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. The terms of the rights may differ from the information provided in this form prospectus supplement. This form of prospectus supplement is intended only to provide an approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and, accordingly, the terms and description of the rights for which this form of prospectus supplement is to be used may differ from the information provided in this form of prospectus supplement. This form of prospectus supplement is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the dealer managers have not, authorized any other person to provide you with different information or to make any representations not contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the dealer managers are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement and the accompanying prospectus, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement
TABLE OF CONTENTS

Page
Forward-Looking Statements	S-[ ]
The Company	S-[ ]
Fees and Expenses	S-[ ]
Risk Factors	S-[ ]
Selected Financial and Other Information	S-[ ]
The Rights Offering	S-[ ]
Use of Proceeds	S-[ ]
Price Range of Common Stock and Distributions	S-[ ]
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S-[ ]
Capitalization	S-[ ]
Dilution	S-[ ]
Legal Matters	S-[ ]
Financial Statements	S-[ ]

Prospectus
TABLE OF CONTENTS

Page
[Insert table of contents from base prospectus.]

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. Our forward-looking statements include information in this prospectus supplement and the accompanying prospectus regarding general domestic and global economic conditions, our future financing plans, our ability to operate as a BDC and the expected performance of, and the yield on, our portfolio companies. There may be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Risk Factors” in the accompanying prospectus, as well as any cautionary language in this prospectus supplement and the accompanying prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus supplement and the accompanying prospectus could have a material adverse effect on our business, results of operation and financial position. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Under Sections 27A(b)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E(b)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus supplement and the accompanying prospectus or in a beneficial ownership report we file under the Exchange Act.

The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	our, or our portfolio companies’, future business, operations, operating results or prospects;

•	the return or impact of current and future investments;

•	the impact of any protracted decline in the liquidity of credit markets on our business;

•	the impact of fluctuations in interest rates on our business;

•
currency fluctuations could adversely affect the results of our investments in foreign companies, particularly to the extent that we receive payments denominated in foreign currency rather than U.S. dollars;

•	our future operating results;

•	the impact of changes in laws, policies or regulations (including the interpretation thereof) affecting our operations or the operations of our portfolio companies;

•	the valuation of our investments in portfolio companies, particularly those having no liquid trading market;

•	our ability to recover unrealized losses;

•	market conditions and our ability to access alternative debt markets and additional debt and equity capital;

•	our contractual arrangements and relationships with third parties;

•	the general economy and its impact on the industries in which we invest;

•	the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives;

•	competition with other entities and our affiliates for investment opportunities;

•	the speculative and illiquid nature of our investments;

•	the use of borrowed money to finance a portion of our investments;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital;

•	the loss of key personnel;

•	the costs associated with being a publicly traded company;

•	the timing, form and amount of any dividend distributions;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the ability to consummate acquisitions;

•	the ability of our Investment Adviser to locate suitable investments for us and to monitor and administer our investments;

•	the ability of The Carlyle Group Employee Co., L.L.C. and CELF Advisors LLP to attract and retain highly talented professionals that can provide services to our Investment Adviser and Administrator;

•	our ability to maintain our status as a BDC; and

•	our intent to satisfy the requirements of a regulated investment company under Subchapter M of the Code.

Our actual results and condition could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus.

THE COMPANY

This summary highlights some of the information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the securities offered by this prospectus supplement and the accompanying prospectus. You should review the more detailed information contained in this prospectus supplement and the accompanying prospectus, especially the information set forth under the heading “Risk Factors” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus supplement and the accompanying prospectus.

Unless indicated otherwise in this prospectus supplement or the accompanying prospectus, or the context suggests otherwise:

•	the terms “we,” “us,” “our,” “TCG BDC” and “Company” refer to TCG BDC, Inc., a Maryland corporation and its consolidated subsidiaries;

•	the term “SPV” refers to TCG BDC SPV LLC, our wholly owned and consolidated subsidiary;

•	the term “2015-1 Issuer” refers to Carlyle GMS Finance MM CLO 2015-1 LLC, our wholly owned and consolidated subsidiary;

•	the term “Carlyle” refers to The Carlyle Group L.P. (NASDAQ: CG) and its affiliates and consolidated subsidiaries (other than portfolio companies of its affiliated funds);

•	the term “CDL” refers to the Carlyle Direct Lending platform, which is Carlyle’s direct lending business unit that operates within the broader Carlyle Global Credit (“CGC”) segment;

•	the terms “CGCA” and “Administrator” refer to Carlyle Global Credit Administration L.L.C., our administrator, a wholly owned and consolidated subsidiary of Carlyle;

•	the terms “CGCIM” and “Investment Adviser” refer to Carlyle Global Credit Investment Management L.L.C., our investment adviser, a wholly owned and consolidated subsidiary of Carlyle; and

•
the term “Credit Fund” refers to Middle Market Credit Fund, LLC, an unconsolidated limited liability company, in which we own a 50% economic interest and co-manage with Credit Partners USA LLC, and its wholly owned and consolidated subsidiary.

We have elected to be regulated as a business development company, or a “BDC,” under the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “Investment Company Act”). In addition, for U.S. federal income tax purposes, we have elected to be treated as a regulated investment company, or RIC, under the Internal Revenue Code of 1986, as amended (together, with the rules and regulations promulgated thereunder, the “Code”).

[TCG BDC, Inc.

We are an externally managed specialty finance company focused on lending to middle market companies. We are managed by our Investment Adviser, a wholly owned subsidiary of Carlyle. Since we commenced investment operations in May 2013 through , 20 , we have invested approximately $ billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. Our investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies, which we define as companies with approximately $10 million to $100 million of earnings before interest, taxes, depreciation and amortization (“EBITDA”), which we believe is a useful proxy for cash flow. We seek to achieve our investment objective primarily through direct originations of secured debt, including first lien senior secured loans (which may include stand-alone first lien loans, first lien/last out loans and “unitranche” loans) and second lien senior secured loans (collectively, “Middle Market Senior Loans”), with the balance of our assets invested in higher yielding investments (which may include unsecured debt, mezzanine debt and investments in equities).

We generate revenues primarily in the form of interest income from the investments we hold. In addition, we generate income from dividends on direct equity investments, capital gains on the sales of loans and debt and equity securities and various loan origination and other fees.

In conducting our investment activities, we believe that we benefit from the significant scale and resources of Carlyle, including our Investment Adviser and its affiliates. We have operated our business as a BDC since we began our investment activities in May 2013.

Investment Strategy

Our Investment Adviser is served by an origination, capital markets, underwriting and portfolio management team comprised of experienced investment professionals in the CDL platform, which is Carlyle’s direct lending business unit that operates within the broader Carlyle Global Credit platform (which in turn operates within Carlyle’s CGC segment). Our investment approach is focused on long-term credit performance and principal preservation. Our Investment Adviser’s investment team utilizes a rigorous, systematic, and consistent investment process, refined over Carlyle’s -year history investing in private markets across multiple cycles, designed to achieve enhanced risk-adjusted returns.

Origination Strategy

Our Investment Adviser has built a strong direct origination platform with coverage of over private equity firms and over lending institutions. Our Investment Adviser’s origination team sources approximately opportunities per year for us with an ultimate investment rate by us of less than % annually. The scale of our Investment Adviser’s origination platform allows us to maximize access to investment opportunities and enhance overall investment selectivity. We further seek to reduce risk by partnering with experienced sponsors with strong track records. We believe lending to companies owned by leading private equity firms (versus non-sponsored companies) has several important and potentially defensive characteristics. Sponsor involvement provides for:

•	maximization of investment opportunities as approximately % of middle market loan volume is sponsor backed as of , 20 , according to the S&P Global Market Intelligence LCD Middle Market Fact Sheet;

•	validation of enterprise value;

•	support, as needed, in strategy, operations and governance of portfolio companies; and

•	the potential for additional capital commitment by sponsor if company requires financial support.

Investment Approach and Risk Monitoring of Investments

Our Investment Adviser utilizes a rigorous, systematic and consistent due diligence underwriting process to evaluate all investment opportunities. Our Investment Adviser’s investment teams primarily consist of origination professionals, research analysts and underwriters. An investment team works on a particular transaction from initial screening through closing, and the same team continues to monitor the credit for the life cycle of the investment.

During the investment process, the investment team works closely with the private equity sponsor in all aspects of due diligence, including onsite meetings, due diligence calls, and review of third party diligence reports. Our Investment Adviser also conducts an independent evaluation of the business, utilizing both internal and external sources. A key differentiator is our Investment Adviser’s integrated credit platform and collaborative efforts that leverage Carlyle’s broader resources, which include access to Carlyle’s relationships and institutional knowledge.

Diversification of our portfolio is a key tenet of our risk management strategy, including diversification by borrower, industry sector, sponsor relationships and other metrics. Additionally, we view proactive portfolio monitoring as a vital part of the investment process. Our Investment Adviser utilizes a proprietary credit surveillance report and software system, an objective rules-based Internal Risk Rating system and proprietary valuation model to assess risk in the portfolio. In addition to monthly portfolio reviews, our Investment Adviser compiles a quarterly risk report that examines, among other metrics, migration in portfolio and loan level investment mix, industry diversification, Internal Risk Ratings, revenue, EBITDA, and leverage. Our Investment Adviser supplements these policies with additional analyses and projections, including stress scenarios, to assess the potential exposure of our portfolio to variable macroeconomic factors and market conditions.

Strategic Relationships

We have established two highly differentiated strategic relationships that expand our product offering and increase our scale, enhancing our investment opportunities and optimizing selectivity rates, as we determine which credits provide the best risk adjusted returns for our stockholders. In early 2015, our Investment Adviser developed a key strategic relationship with Madison Capital Funding LLC (“Madison Capital”), a prominent non-bank finance company that is a subsidiary of New York Life Insurance Company, which has allowed us to offer various lending solutions to potential borrowers and has increased our coverage of U.S. middle market private equity firms. Additionally, in early 2016, we agreed to co-invest with Credit Partners USA LLC (“Credit Partners”), a wholly owned subsidiary of a large Canadian pension fund, to form Credit Fund, a joint venture primarily focused on investing in first lien loans to middle market companies. We and Credit Partners each have 50% economic ownership of Credit Fund and have commitments to fund, from time to time, capital of up to $400 million each. See “—Competitive Strengths—Strategic Relationships” in the accompanying prospectus.

Investment Portfolio

As of , 20 , we had investments in portfolio companies with an aggregate fair value of $ million. During the ended , 20 , we invested approximately $ billion in new investments. During the same period, we had approximately $ million in exits and repayments resulting in net portfolio increase of approximately $ million.

As of , 20 , our portfolio was invested across industries. As of , 20 , no single portfolio company (excluding Credit Fund) represented more than % of our investments at fair value and no single industry represented more than % of our investments at fair value. Based on fair value as of , 20 , approximately % of our investments were in U.S. domestic companies. As of such date, the weighted average remaining term of our debt investments was approximately years. Based on fair value as of , 20 , our portfolio consisted of approximately % in secured debt (% in first lien debt (including % in first lien/last out loans) and % in second lien debt), % in Credit Fund, % in structured finance obligations and % in equity investments. Based on fair value as of , 20 , approximately % of our debt portfolio was invested in debt bearing a fixed interest rate and approximately % of our debt portfolio was invested in debt bearing a floating interest rate, which primarily are subject to interest rate floors.

As of , 20 , the weighted average yield of our first lien debt (including first lien/last out loans) was % and % based on the amortized cost and fair value, respectively. During that same period, the weighted average yield on our second lien debt was % and % based on the amortized cost and fair value, respectively.

We invest primarily in loans to middle market companies whose debt, if rated, is rated below investment grade, and, if not rated, would likely be rated below investment grade if it were rated (that is, below BBB- or Baa3, which is often referred to as “junk”). Exposure to below investment grade instruments involves certain risks, including speculation with respect to the borrower’s capacity to pay interest and repay principal.

As of , 20 , we and Credit Partners had each contributed $ million and $ million, respectively, to Credit Fund. As of , 20 , Credit Fund’s portfolio was invested in companies across industries. As of , 20 , Credit Fund had investments in portfolio companies with an aggregate fair value of $ million. Based on fair value as of , 20 , approximately % of Credit Fund’s investments were in U.S. domestic companies, and % was invested in debt bearing a floating interest rate with an interest rate floor.

Competitive Strengths

Market Leading Direct Origination Platform. We have access to CDL’s strong direct origination platform, with coverage of over private equity firms and over lending institutions. We take a regional approach to client coverage with offices in New York City, Chicago and Los Angeles. The origination team is highly experienced, and maintains deep relationships with a broad network of financial sponsors, commercial and investment banks, and finance companies, which are expected to continue to generate a significant amount of investment opportunities.

Scaled Investment Platform and Capabilities. CDL is an established, scaled investment platform with the ability to invest across the entire capital structure. CDL’s broad capabilities and ability to offer a full financing solution give us access to a wide funnel of opportunities, allow us to select high quality credits, construct the optimal financing package as it relates to price and terms, assert greater control over documentation, and generate attractive risk-adjusted returns for our stockholders. We believe CDL’s hold sizes are among the largest in the middle market, which we believe results in the ability to generate premium economics, as sponsors are willing to pay higher spreads for financing certainty. CDL’s large hold sizes and strategic relationships enable us to provide certainty with regards to spreads, fees, structure and covenants. Furthermore, the breadth of CDL’s debt offerings also allows us to deploy capital at a measured pace across credit cycles and construct a portfolio that will perform in a broad range of economic conditions.

One Carlyle Capabilities Leading to Superior Credit Performance. We benefit from our Investment Adviser’s utilization of the broader resources of Carlyle, which includes access to Carlyle’s relationships and institutional knowledge from almost three decades of private market investing. Our underwriting process leverages Carlyle’s investment professionals across multiple alternative investment asset classes, operating executives, information obtained through direct ownership of over companies and lending relationships with over companies, credit industry research analysts, and in-house government affairs and economic research teams. Our systematic and consistent approach is augmented by industry expertise and tenured underwriting professionals who both lead our Investment Adviser’s investment team and serve on our Investment Adviser’s investment committee. Strong credit underwriting has been a key component of our investing process, where our Investment Adviser seeks to select borrowers whose businesses are expected to generate substantial cash flows, to have leading management teams, stable operating histories, high barriers to entry and meaningful equity value, and to retain significant value.

Experienced Investment Team. Our Investment Adviser’s investment team comprises investment professionals in CDL who have extensive middle market lending experience. The investment team consists of dedicated investment professionals. The seven members of our Investment Adviser’s investment committee have an average of years of industry experience. We believe the breadth and depth of the investment team in sourcing, structuring, executing, and monitoring a broad range of private investments provides us with a significant competitive advantage in building a high quality portfolio of investments.

Carefully Constructed Portfolio of Diversified Senior Secured, Floating Rate Loans. Our portfolio has been defensively constructed, exhibits strong credit quality, generates stable risk-adjusted returns and allows us to generate meaningful investment income, and consequently dividend income, for our stockholders. We have invested approximately $ billion since our inception in directly originated middle market loans. Our portfolio is highly diversified by borrower, industry sector, sponsor relationships and other metrics. As of , 20 , we had a portfolio of investments in portfolio companies across industries and unique sponsors. As of , 20 , approximately % of our debt investments bore interest at floating rates, subject to interest rate floors, and % of our portfolio was invested in first lien debt investments (including % first lien/last out loans).

Strategic Relationships. Our strategic relationships enhance our ability to provide full financing solutions to our borrowers, which results in our being able to generate optimal economics, significant access to diligence and control over documentation terms. Additionally, these relationships further strengthen our origination platform and ability to develop creative financing solutions to invest through the capital structure based on where we believe the best risk-adjusted return opportunities reside. Our Investment Adviser’s strategic relationship with Madison Capital, a leading middle market senior lender with approximately $ billion of assets under management (“AUM”) as of , 20, allows us to offer a full unitranche financing solution. This product provides middle market companies with certainty for financing without syndication risk and generates attractive risk-adjusted returns on these investments for our stockholders. Madison Capital provides the first lien/first out portion of the unitranche loan, which allows us to provide the first lien/last out portion. Collectively, we and Madison Capital have provided over $ billion (before any repayments or exits) of unitranche loans to middle market companies. The relationship has been extremely successful, and we frequently invest alongside Madison Capital on a variety of investment opportunities (in addition to unitranche loans).

Separately, Credit Fund, our strategic joint venture with a large Canadian pension fund, primarily invests in first lien loans of middle market companies. Since its inception and through , 20 , Credit Fund has provided $ million (before any repayments or exits) of senior secured loans. This joint venture provides us with an enhanced first lien loan product for certain transactions, thus further increasing our deal flow, and results in an increased number of borrowers in our portfolio, which provides strategic benefits as we build incumbent positions for future growth and investment opportunity.

Market Opportunity

We believe the middle market lending environment provides attractive investment opportunities as a result of a combination of the following factors:

Favorable Market Environment. We believe the middle market remains one of the most attractive investment areas due to its large size, superior value relative to the broadly syndicated loan market, and supply-demand imbalance that continues to favor non-bank lenders. We believe market yields remain attractive and leverage levels at middle market companies are stable, creating a favorable investment environment.

Large and Growing U.S. Middle Market. The U.S. middle market is the largest market by many measures, which is expected to enable us to invest selectively as approximately % of middle market loan volume is sponsor-backed. According to S&P Capital IQ, as of , 20 , there are over U.S. middle market companies generating between $20 million and $1 billion in annual revenue, compared with approximately companies with revenue greater than $1 billion. We believe these middle market companies, both sponsored and non-sponsored, represent a significant growth segment of the U.S. economy and often require substantial capital investments to grow.

Leverage, Pricing and Risk. According to the S&P Global Market Intelligence LCD Quarterly Leveraged Lending Review (Q 20 ), middle market companies are less levered, have larger equity contributions, experience lower rates of default, and achieve higher recoveries versus large cap broadly syndicated loans. Middle market loans also tend to achieve more attractive pricing and structures, including documentation, covenants and information/governance, than broadly syndicated loans. Over the year period from 20 to 20, middle market loans have exhibited an approximate basis points spread premium over broadly syndicated loans according to the S&P Global Market Intelligence LCD Leveraged Loan Index.

Market Environment Favors Non-Traditional Lenders. Traditional middle market lenders, such as commercial and regional banks and commercial finance companies, have contracted their origination and lending activities and are focusing on more liquid asset classes or have exited the business. At the same time, institutional investors have sought to invest in larger, more liquid offerings, limiting the ability of middle market companies to raise debt capital through public capital markets. This has resulted in other capital providers, such as specialty finance companies, structured-credit vehicles such as collateralized loan obligations (“CLOs”), BDCs, and private investment funds, actively investing in the middle market. We believe the aforementioned changes and restrictions have created a large and growing market opportunity for alternative lenders such as us.

Favorable Capital Markets Trends. Current and future demand for middle market financings, driven by private equity investment and upcoming maturities are expected to provide us with ample deal flow. Current data from the Thompson Reuters LPC Middle Market Weekly Report ( , 20 ) suggests that approximately $ billion of upcoming loan maturities for middle market companies are due between 20 and 20, and the PitchBook PE & VE Fundraising and Capital Overhang Report ( H 20 ) suggests that there is over $ billion of uninvested capital in 2010-YTD Q 20 vintage private equity funds. We believe these refinancings and uninvested capital will provide a steady flow of attractive opportunities for well-positioned lenders with deep and longstanding sponsor and market relationships, particularly for providers of full capital structure financing solutions.

Benefits of Traditional Middle Market Focus. We believe there are significant advantages in our focus on the traditional middle market, a market we categorize to include borrowers with EBITDA in the range of approximately $10 million to $100 million. Traditional middle market companies are generally less levered than companies with EBITDA in excess of $100 million and loans to those borrowers offer more attractive economics in the form of upfront fees, spreads, and prepayment penalties. Senior secured middle market loans typically have strong defensive characteristics: these loans have priority in payment among a portfolio company’s security holders and they carry the least risk among investments in the capital structure; these investments, which are secured by the portfolio company’s assets, typically contain carefully structured covenant packages which allow lenders to take early action in situations where obligors underperform; and these characteristics can provide protection against credit deterioration. Middle market lenders like us are often able to complete more thorough due diligence investigations prior to investment than lenders in the broadly syndicated space.

Carlyle and Our Investment Adviser

Our investment activities are managed by our Investment Adviser. Our Investment Adviser is responsible for sourcing potential investments, conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring our investments and monitoring our investments on an ongoing basis.

Our Investment Adviser is an affiliate of Carlyle. Carlyle is one of the world’s largest and most diversified multi-product global alternative asset management firms. Carlyle and its affiliates advise an array of specialized investment funds and other investment vehicles that invest across a range of industries, geographies, asset classes and investment strategies. Since its founding in Washington, D.C. in 1987, Carlyle has grown to become a leading global alternative asset manager with approximately $ billion in AUM across investment vehicles as of , 20.

Carlyle Global Credit is one of the largest integrated credit platforms in the industry with approximately $ billion in AUM and employees with multiple offices, including New York, Chicago and Los Angeles, as of , 20 . Carlyle Global Credit’s investment strategies include loans and structured credit, distressed credit, private credit (through CDL) and energy credit. CDL advises four funds, including us, totaling, in the aggregate, approximately $ billion in AUM as of , 20 .

Our Investment Adviser’s seven-person investment committee is responsible for reviewing and approving our investment opportunities. The members of the investment committee have experience investing through different credit cycles. The investment committee is led by Michael A. Hart, Managing Director of Carlyle, Head of CDL, Chairman of our Board of Directors (“Board”) and our Chief Executive Officer and also includes Jeffrey S. Levin, Managing Director of Carlyle and our President. See “Management—Portfolio Management” in the accompanying prospectus for biographical information of members of our Investment Adviser’s investment committee.

Our Investment Adviser also serves, and may serve in the future, as investment adviser to other existing and future affiliated BDCs that have investment objectives similar to our investment objectives.

Allocation of Investment Opportunities and Potential Conflicts of Interest

Our Investment Adviser’s investment team forms the exclusive Carlyle platform for U.S. middle market debt investments. The SEC has granted us exemptive relief that permits us and certain of our affiliates to co-invest in suitable negotiated investments (the “Exemptive Relief”). If Carlyle is presented with investment opportunities that generally fall within our investment objective and other board-established criteria and those of other Carlyle funds, accounts or other similar arrangements (including other existing and future affiliated BDCs) whether focused on a debt strategy or otherwise, Carlyle allocates such opportunities among us and such other Carlyle funds, accounts or other similar arrangements in a manner consistent with the Exemptive Relief, our Investment Adviser’s allocation policies and procedures and Carlyle’s other allocation policies and procedures, where applicable, as discussed below. More specifically, investment opportunities in suitable negotiated investments for investment funds, accounts and other similar arrangements managed by our Investment Adviser, and other funds, accounts or similar arrangements managed by affiliated investment advisers that seek to co-invest with us or other Carlyle BDCs, are allocated in accordance with the Exemptive Relief. Investment opportunities for all other investment funds, accounts and other similar arrangements not managed by our Investment Adviser are allocated in accordance with their respective investment advisers’ and Carlyle’s other allocation policies and procedures. Such policies and procedures may result in certain investment opportunities that are attractive to us being allocated to other funds that are not managed by our Investment Adviser. Carlyle’s, including our Investment Adviser’s, allocation policies and procedures are designed to allocate investment opportunities fairly and equitably among its clients over time, taking into account a variety of factors which may include the sourcing of the transaction, the nature of the investment focus of each such other Carlyle fund, accounts or other similar arrangements, each fund’s, account’s or similar arrangement’s desired level of investment, the relative amounts of capital available for investment, the nature and extent of involvement in the transaction on the part of the respective teams of investment professionals, any requirements contained in the governing agreements of the Carlyle funds, accounts or other similar arrangements and other considerations deemed relevant by Carlyle in good faith, including suitability considerations and reputational matters. The application of these considerations may cause differences in the performance of different Carlyle funds, accounts and similar arrangements that have similar strategies. For a further explanation of the allocation of opportunities and other related conflicts and risks, please see “Business—Allocation of Investment Opportunities and Potential Conflicts of Interest” in the accompanying prospectus.

Because we are a BDC, we are not generally permitted to make loans to companies controlled by Carlyle or other funds managed by Carlyle.

We are also not permitted to make any co-investments with clients of our Investment Adviser or its affiliates (including any fund managed by Carlyle) without complying with our Exemptive Relief, subject to certain exceptions, including with respect to our downstream affiliates. Co-investments made under the Exemptive Relief are subject to compliance with the conditions and other requirements contained in the Exemptive Relief, which could limit our ability to participate in a co-investment transaction. We may also co-invest with funds managed by Carlyle or any of its downstream affiliates, subject to compliance with applicable law and regulations, existing regulatory guidance, and our Investment Adviser’s and Carlyle’s other allocation policies and procedures.

Operating and Regulatory Structure

We have elected to be treated as a BDC under the Investment Company Act. As a BDC, we are required to comply with certain regulatory requirements and are generally prohibited from acquiring assets other than qualifying assets, unless, after giving effect to any acquisition, at least 70% of our total assets are qualifying assets. Qualifying assets generally include securities of eligible portfolio companies, cash, cash equivalents, U.S. government securities and high quality debt instruments maturing in one year or less from the time of investment. Under the rules of the Investment Company Act, “eligible portfolio companies” include (i) private U.S. operating companies, (ii) public U.S. operating companies whose securities are not listed on a national securities exchange (e.g., the New York Stock Exchange, NYSE Amex Equities and The NASDAQ Global Market) or registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) public U.S. operating companies having a market capitalization of less than $250 million.

Also, while we may borrow funds to make investments, our ability to use debt is limited in certain significant aspects. In particular, as a BDC, we must have at least 200% asset coverage calculated pursuant to the Investment Company Act in order to incur debt or issue preferred stock (which we refer to collectively as “senior securities”). In effect, we are permitted to borrow one dollar for every dollar we have in assets less all liabilities and indebtedness not represented by senior securities issued by us, which requires us to finance our investments with at least as much equity as senior securities in the aggregate. Certain of our credit facilities also require that we maintain asset coverage of at least 200%. See “—Use of Leverage” and “Regulation” in the accompanying prospectus.

In addition, as a consequence of our election to be treated as a RIC for U.S. federal income tax purposes, our asset growth is dependent on our ability to raise equity capital through the issuance of common stock. RICs generally must distribute substantially all of their investment company taxable income (as defined under the Code) to stockholders as dividends in order to preserve their status as a RIC and not be subject to additional U.S. federal corporate-level taxes. This requirement, in turn, generally prevents us from using our earnings to support our operations, including making new investments. See “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

Use of Leverage

Leverage increases the potential for gain and loss on amounts invested and, as a result, increases the risks associated with investing in our securities. The costs associated with our borrowings, including any increase in the fees payable to our Investment Adviser, are borne by our stockholders. Any decision on our part to use borrowings depends upon our assessment of the attractiveness of available investment opportunities in relation to the costs and perceived risks of such leverage. Through the SPV, our wholly owned subsidiary, we have a $ million senior secured revolving credit facility with various lenders (as amended, the “SPV Credit Facility”). In addition, we have a $ million senior secured revolving credit facility with various lenders (as amended, the “Credit Facility” and, together with the SPV Credit Facility, the “Facilities”).

On June 26, 2015, through our wholly owned subsidiary, the 2015-1 Issuer, we completed a $400 million term debt securitization (the “2015-1 Debt Securitization”), of which we retained 100% of the preferred interests (the “Preferred Interests”), or approximately $126 million at closing. For more information on our debt, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources” in this prospectus supplement and the accompanying prospectus.

Corporate Structure

We were formed in February 2012 as a Maryland corporation structured as an externally managed, non-diversified closed-end investment company. On May 2, 2013, we elected to be regulated as a BDC and commenced substantial investment operations upon the completion of our initial closing of equity capital commitments. Effective on March 15, 2017, we changed our name from “Carlyle GMS Finance, Inc.” to “TCG BDC, Inc.”

Recent Developments

[Insert description of recent developments at time of offering.]

Corporate Information

Our principal executive offices are located at 520 Madison Ave., 40th Floor, New York, New York 10022 and our telephone number is (212) 813-4900. We maintain a website located at www.tcgbdc.com. Information on our website is not incorporated into or a part of this prospectus supplement or the accompanying prospectus.]

 FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in our common stock will bear, directly or indirectly, based on the assumptions set forth below. We caution you that some of the percentages indicated in the table below are estimates and may vary. The following table should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. The expenses shown in the table under “estimated annual expenses” are based on estimated amounts for our current fiscal year. Except where the context suggests otherwise, whenever this prospectus supplement or the accompanying prospectus contains a reference to fees or expenses paid by “us,” the “Company” or says that “we” will pay fees or expenses, stockholders will indirectly bear these fees or expenses as our investors.

Stockholder transaction expenses (as a percentage of offering price):
Sales load		%(1)
Offering expenses		%(2)
Dividend reinvestment plan expenses	None	(3)
Total stockholder transaction expenses paid		%

Annual expenses (as a percentage of net assets attributable to common stock)(4):
Base management fee payable under the Investment Advisory Agreement	%(5)
Incentive fee payable under the Investment Advisory Agreement ( % of pre-incentive fee net investment income and capital gains)	%(6)
Interest payments on borrowed funds	%(7)
Other expenses	%(8)(10)
Acquired fund fees and expenses	%(9)
Total annual expenses	%(10)

(1)	The dealer manager fee with respect to the shares sold in this offering, which is a one-time fee, is the only sales load paid in connection with this offering.

(2)	Amount reflects estimated offering expenses of approximately $ and based on the shares offered in this offering.

(3)	The expenses of the dividend reinvestment plan are included in “Other expenses.” For additional information, see “Dividend Reinvestment Plan” in the accompanying prospectus.

(4)	The “net assets attributable to common stock” used to calculate percentages in this table is our net assets of $ billion as of , 20 .

(5)
The base management fee under the Investment Advisory Agreement is calculated and payable quarterly in arrears at an annual rate of 1.50% of our average gross assets, including assets acquired through the incurrence of debt, excluding cash and cash equivalents and adjusted for share issuances or repurchases. For purposes of the table above, the percentage reflected is calculated based on our average net assets (rather than our average gross assets) for the same period. The base management fee is payable quarterly in arrears. See “Management—Investment Advisory Agreement” in the accompanying prospectus.

(6)
We may have capital gains and net investment income that could result in the payment of an incentive fee to the Investment Adviser in the twelve months after the date of this prospectus supplement. The incentive fee payable in the example below is estimated based on annualizing our actual results for the ended , 20 as if they had occurred following our initial public offering, and assumes that the incentive fee is % for all relevant periods. However, the incentive fee payable to the Investment Adviser is based on our performance and will not be paid unless we achieve certain goals.

The incentive fee has two parts. The first part is calculated and payable quarterly in arrears based on our pre-incentive fee net investment income for the immediately preceding calendar quarter. The second part is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date) in an amount equal to % of our realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

See “Management—Investment Advisory and Management Agreement” in the accompanying prospectus

(7)
Interest payments on borrowed funds is estimated based on annualizing our interest expense for the ended , 20 under our secured borrowings and the notes offered in the Debt Securitization (the “2015-1 Notes”) excluding fees (such as fees on undrawn amounts and amortization of upfront fees). This estimated item is based on the assumption that our borrowings and interest costs after an offering will remain similar to those prior to such offering. We may borrow additional funds from time to time to make investments to the extent we determine that the economic situation is conducive to doing so. Our stockholders indirectly bear the costs of borrowings under any debt instruments we may enter into.

(8)
Includes our estimated overhead expenses, such as payments under the Administration Agreement for certain expenses incurred by the Investment Adviser. See “Certain Relationships and Related Party Transactions—Administration Agreement” and “—Sub-Administration Agreements” in the accompanying prospectus. The expenses in this table are based on our actual other expenses for the ended , 20.

(9)
Our stockholders indirectly bear the expenses of underlying funds or other investment vehicles in which we invest that (1) are investment companies or (2) would be investment companies under Section 3(a) of the Investment Company Act but for the exceptions to that definition provided for in Sections 3(c)(1) and 3(c)(7) of the Investment Company Act. This amount includes the estimated annual fees and expenses of Credit Fund, which was our only acquired fund as of , 20 .

(10)	Estimated.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed we would have no additional leverage and that our annual operating expenses would remain at the levels set forth in the table above. The incentive fee payable in the example below assumes that the incentive fee is % for all relevant periods. Transaction expenses are included in the following example.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return (none of which is subject to the incentive fee based on capital gains)(1)	$	$	$	$

(1)	Assumes that we will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation.

The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The income portion of the incentive fee under the Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or have an immaterial impact on the expense amounts shown above, is not included in the example. If we achieve sufficient returns on our investments, including through net realized capital gains, to trigger an incentive fee of a material amount, our expenses, and returns to our investors, would be higher. In addition, while the example assumes reinvestment of all dividends and distributions at NAV, under certain circumstances, reinvestment of dividends and other distributions under our dividend reinvestment plan may occur at a price per share that differs from NAV. See “Dividend Reinvestment Plan” in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.

RISK FACTORS

RISKS RELATING TO THE OFFERING

The market price of our common stock may decline following the offering and our shares of common stock may trade at discounts from NAV.

Shares of closed-end investment companies frequently trade at a market price that is less than the NAV that is attributable to those shares. This characteristic of closed-end investment companies is separate and distinct from the risk that our NAV per share may decline. It is not possible to predict whether any shares of common stock or rights will trade at, above, or below NAV. The risk of loss associated with this characteristic of closed-end investment companies may be greater for investors expecting to sell shares of common stock purchased in the offering soon after the offering.

There is no established trading market for the rights, which could make it more difficult for you to sell rights and could adversely affect their price.

There can be no assurances that an active public market for the rights will develop as a result of the offering of the rights by any selling holder or that, if such a market develops, it will be maintained. [The rights will be listed on under the symbol “ .”] Future trading prices of the rights will depend on many factors, including our operating results, the market for similar securities, the performance of our common stock (including the requirement that we suspend the offering under certain circumstances) and our ability to terminate the offering of the rights if the subscription price is less than [ ]% of the NAV attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC.

We may terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby, and neither we nor the subscription agent will have any obligation to you except to return your subscription payments, without interest.

We may, in our sole discretion, terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby, if the subscription price is less than [ ]% of the NAV attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC. If the rights offering is terminated, all rights will expire without value and the subscription agent will return as soon as practicable all exercise payments, without interest. [No amounts paid to acquire rights on [insert name of any applicable exchange on which rights are listed] or otherwise will be returned.]

Your interest in us may be diluted if you do not fully exercise your subscription rights. In addition, if the subscription price is less than our NAV per share, then you would experience an immediate dilution of the aggregate NAV of your shares.

Stockholders who do not fully exercise their subscription rights should expect that they will, at the completion of the offering, own a smaller proportional interest in us than would otherwise be the case if they fully exercised their rights. We cannot state precisely the amount of any such dilution in share ownership because we do not know at this time what proportion of the shares will be purchased as a result of the offering.

In addition, if the subscription price is less than our NAV per share, then our stockholders would experience an immediate dilution of the aggregate NAV of their shares as a result of the offering. The amount of any decrease in NAV is not predictable because it is not known at this time what the subscription price and NAV per share will be on the expiration date of the offering or what proportion of the shares will be purchased as a result of the offering. Such dilution could be substantial.

[The fact that the rights are transferable may reduce the effects of any dilution as a result of the offering. Rights holders can transfer or sell their rights. The cash received from the sale of rights is partial compensation for any possible dilution. There can be no assurances, however, that a market for the rights will develop or the rights will have any value in that market.]

[Insert any other risk factors applicable to the Rights and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

SELECTED FINANCIAL AND OTHER INFORMATION

The tables below set forth our selected consolidated historical financial data for the periods indicated. The selected consolidated historical financial data as of and for the years ended December 31, 20 , 20 , 20 , 20 and 20 , have been derived from our audited consolidated financial statements, which are included in “Financial Statements and Supplementary Data” of the accompanying prospectus. Interim financial information for the ended , 20 and 20 has been derived from our unaudited interim financial statements. Our unaudited interim financial statements were prepared on a basis consistent with our audited financial statements and, in our opinion, include all adjustments necessary for the fair statement of the results for the periods represented. Our historical results are not necessarily indicative of future results. The selected financial data in this section is not intended to replace the financial statements and is qualified in its entirety by the financial statements and related notes included in this prospectus supplement or the accompanying prospectus.

The selected consolidated financial information and other data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto, which are included elsewhere in this prospectus supplement or the accompanying prospectus.

[Insert Selected Financial and Other Information reflecting most recently filed financials prior to the offering.]

THE RIGHTS OFFERING

PURPOSE OF THE OFFERING

Our Board has determined in good faith that the offering would result in a net benefit to the existing stockholders because [describe reasons]. The offering gives existing stockholders the right to purchase additional shares at a price that is expected to be below the then-current trading price without paying any commission or sales charges (although, if you exercise your rights through a financial institution, you will be responsible for paying any fees that such institution may charge). In connection with the approval of the offering, our Board considered, among other things, the following factors:

[Describe factors]

TERMS OF THE OFFERING

We are issuing to record date stockholders [transferable/non-transferable] rights to subscribe for an aggregate of up to shares of our common stock. Each record date stockholder is being issued one transferable right for each shares of our common stock owned on the record date. The rights entitle each holder to acquire at the subscription price one share of our common stock for every right held, which we refer to as the basic subscription. Rights may be exercised at any time during the subscription period, which commences on , 20 , the record date, and ends at 5:00 p.m., New York City time, on , 20 , the expiration date, which may be extended by us in our sole discretion.

[The rights will be evidenced by subscription certificates that will be mailed to stockholders, except as discussed below under “—Foreign Stockholders.” We will not issue fractional rights.]

[The rights are transferable and will be listed on under the symbol “ .”] Rights holders who are not record date stockholders may purchase shares as described above, which we refer to as the basic subscription[, and may be entitled to subscribe for shares pursuant to the over-subscription privilege (as described below)]. Non-record date rights holders who purchase shares in the basic subscription[ or pursuant to the over-subscription privilege], together with record date stockholders who purchase shares, are hereinafter referred to as participating rights holders.

[Shares for which there is no subscription during the basic subscription will be offered, by means of the over-subscription privilege, first to record date stockholders who fully exercise the rights issued to them pursuant to the offering and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the exercise of their rights. In addition, any non-record date rights holder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro rata allocations. See “—Over-Subscription Privilege” below.]

For purposes of determining the number of shares a record date stockholder may acquire pursuant to the offering, broker-dealers, trust companies, banks or others whose shares are held of record by Cede & Co. (“Cede”) or by any other depository or nominee will be deemed to be the holders of the rights that are issued to Cede or the other depository or nominee on their behalf.

[There is no minimum number of rights that must be exercised in order for the offering to close.]

[OVER-SUBSCRIPTION PRIVILEGE

Shares not subscribed for by rights holders, which we refer to as remaining shares, will be offered, by means of the over-subscription privilege, first to record date stockholders who have fully exercised the rights issued to them and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the basic subscription. Rights holders should indicate on the subscription certificate that they submit with respect to the exercise of the rights issued to them how many additional shares they are willing to acquire pursuant to the over-subscription privilege. If there are sufficient remaining shares, all record date stockholders’ over-subscription requests will be honored in full. If record date stockholder requests for shares pursuant to the over-subscription privilege exceed the remaining shares available, the available remaining shares will be allocated pro-rata among record date stockholders who over-subscribe based on the number of shares held on the record date. The percentage of remaining shares each over-subscribing stockholder may acquire will be rounded down to result in delivery of whole shares. The allocation process may involve a series of allocations to assure that the total number of remaining shares available for over-subscriptions is distributed on a pro-rata basis. The formula to be used in allocating the remaining shares is as follows:

Stockholder’s Record Date Position
Total Record Date Position of All Over-Subscribers	×	Remaining Shares
Any rights holder other than a record date stockholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise over-subscribed for by record date stockholders. These non-record date rights holders should indicate, in the subscription certificate submitted with respect to the exercise of any rights, how many shares they are willing to acquire pursuant to the over-subscription privilege. There can be no assurance that non-record date rights holders will receive shares pursuant to the over-subscription privilege.
     If sufficient remaining shares are available after the over-subscription privileges for the record date stockholders have been allotted, then all over-subscriptions by non-record date rights holders will be honored in full. If the remaining shares are insufficient to permit such allocation, the remaining shares will be allocated pro-rata among the non-record date rights holders who wish to exercise their over-subscription privilege, based on the number of rights held by such rights holders on the expiration date; provided, however, that if this pro-rata allocation results in any holder being allocated a greater number of shares than the holder subscribed for pursuant to the exercise of the over-subscription privilege, then such holder will be allocated only such number of shares pursuant to the over-subscription privilege as such holder subscribed for. The formula to be used in allocating the shares available to non-record date rights holders exercising their over-subscription privilege is as follows:

Non-Record Date Rights Holder’s Rights Ownership as of the Expiration Date	×	Shares Available for Non- Record Date Rights Holders Exercising Their Over-Subscription Privilege
Total Rights Ownership as of the Expiration Date of Non-Record Date Rights Holders Exercising Their Over-Subscription Privilege
Banks, brokers, trustees and other nominee holders of rights will be required to certify to the subscription agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of rights exercised pursuant to the basic subscription and the number of shares subscribed for pursuant to the over-subscription privilege by such beneficial owner.
     [We will not offer or sell in connection with the offering any shares that are not subscribed for pursuant to the basic subscription or the over-subscription privilege.]

THE SUBSCRIPTION PRICE

The subscription price for the shares to be issued pursuant to the offering will be [describe means of computing subscription price]. Because the subscription price will be determined on the expiration date, rights holders will not know the subscription price at the time of exercise and will be required initially to pay for both the shares subscribed for pursuant to their basic subscription rights[ and, if eligible, any additional shares subscribed for pursuant to the over-subscription privilege,] at the estimated subscription price of $ per share. Rights holders who exercise their rights will have no right to rescind a purchase after receipt of their completed subscription certificates together with payment for shares or a notice of guaranteed delivery by the subscription agent.

EXPIRATION OF THE OFFERING

The offering will expire at 5:00 p.m., New York City time, on , 20 , unless extended by us in our sole discretion. The rights will expire on the expiration date of the offering and may not be exercised thereafter.

Any extension of the offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date.

Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.

AMENDMENTS AND WAIVERS; TERMINATION

We reserve the right to amend the terms and conditions of the offering, whether the amended terms are more or less favorable to you. We will comply with all applicable laws, including the federal securities laws, in connection with any such amendment.

We will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with other procedural matters) in our sole discretion, and our determination shall be final and binding. The acceptance of subscription certificates and the subscription price also will be determined by us. Alternative, conditional or contingent subscriptions will not be accepted. We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

We may, in our sole discretion, terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby if the subscription price is less than [ ]% of the NAV attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC by giving oral or written notice thereof to the subscription agent and making a public announcement thereof. If the offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest, of all funds received from holders of rights. All monies received by the subscription agent in connection with the offering will be held by the subscription agent, on our behalf, in a segregated interest-bearing account at a negotiated rate. All such interest shall be payable to us even if we determine to terminate the offering and return your subscription payment. [In addition, no amounts paid to acquire rights on [insert name of any applicable exchange on which rights are listed] or otherwise will be returned.]

DILUTIVE EFFECTS

Any stockholder who chooses not to participate in the offering should expect to own a smaller interest in us upon completion of the offering. The offering will dilute the ownership interest and voting power of stockholders who do not fully exercise their basic subscription rights. The amount of dilution that a stockholder will experience could be substantial. Further, because the net proceeds per share from the offering may be lower than our NAV per share, the offering may reduce our NAV per share. The amount of dilution that a stockholder will experience could be substantial.

Shares of closed-end investment companies have in the past frequently traded at discounts to their NAVs. This characteristic of closed-end investment companies is separate and distinct from the risk that our NAV per share may decline. We cannot predict whether our shares will trade above, at or below our NAV.

[The transferable feature of the rights will afford non-participating stockholders the potential of receiving cash payment upon the sale of rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

NOTICE OF NAV DECLINE

[If, subsequent to the effective date of this prospectus, our NAV declines more than 10% from our NAV as of that date, as required by the SEC’s registration form, we will suspend the offering until we amend this prospectus. In such event, the expiration date would be extended and we would notify record date stockholders of the decline and permit participating rights holders to cancel their exercise of rights.]

INFORMATION AGENT

[ ] will act as the information agent in connection with the offering. The information agent will receive for its services a fee estimated to be approximately $ plus reimbursement of all out-of-pocket expenses related to the offering. [ ] can be contacted at the below address:

[Information Agent Address]

SUBSCRIPTION AGENT

[ ] will act as the subscription agent in connection with the offering. The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $ , plus reimbursement of all out-of-pocket expenses related to the offering.

Completed subscription certificates must be sent together with full payment of the subscription price for all shares subscribed for in the basic subscription[ and pursuant to the over-subscription privilege] to the subscription agent by one of the methods described below. Alternatively, an Eligible Guarantor Institution, as that term is defined in Rule 17Ad-15 under the Exchange Act, may send notices of guaranteed delivery by facsimile to which must be received by the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date of the offering. Facsimiles should be confirmed by telephone at . We will accept only properly completed and duly executed subscription certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the expiration date of the offering or by the close of business on the third business day after the expiration date of the offering following timely receipt of a notice of guaranteed delivery. See “—Payment for Shares” below. In this prospectus supplement and the accompanying prospectus, close of business means 5:00 p.m., New York City time, on the relevant date.

Subscription Certificate Delivery Method	Address/Number
By Notice of Guaranteed Delivery:
Contact an Eligible Guarantor Institution, which may include a commercial bank or trust company, a member firm of a domestic stock exchange or a savings bank or credit union, to notify us of your intent to exercise the rights.

By First Class Mail Only:	[ ]
(No Overnight/Express Mail)	CGBD Rights Offering [Subscription Agent Address]

By Overnight Delivery:	[ ]
CGBD Rights Offering [Subscription Agent Address]
Delivery to an address other than one of the addresses listed above will not constitute valid delivery.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus or subscription certificates or notices of guaranteed delivery may be directed to the information agent at its telephone number and address listed below:

[Information Agent Address and Telephone Number]

Stockholders may also contact their broker-dealers or nominees for information with respect to the offering.

METHODS FOR EXERCISING RIGHTS

Rights are evidenced by subscription certificates that, except as described below under “—Foreign Stockholders,” will be mailed to record date stockholders or, if a record date stockholder’s shares are held by Cede or any other depository or nominee on their behalf, to Cede or such depository or nominee. Rights may be exercised by completing and signing the subscription certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the subscription agent, together with payment in full for all shares subscribed for in the basic subscription and pursuant to the over-subscription privilege at the estimated subscription price by the expiration date of the offering. Rights may also be exercised by contacting your broker, trustee or other nominee, who can arrange, on your behalf, to guarantee delivery of payment and delivery of a properly completed and duly executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the third business day after the expiration date. A fee may be charged for this service. Completed subscription certificates and related payments must be received by the subscription agent at or prior to 5:00 p.m., New York City time, on or before the expiration date (unless payment is effected by means of a notice of guaranteed delivery as described below under “—Payment for Shares”) at the offices of the subscription agent at one of the addresses set forth above.

[Exercise of the Over-Subscription Privilege

Record date stockholders who fully exercise all rights issued to them and rights holders other than record date stockholders, may both participate in the over-subscription privilege by indicating on their subscription certificate the number of shares they are willing to acquire. If sufficient remaining shares are available after the initial subscription, all over-subscriptions will be honored in full; otherwise remaining shares will be allocated first to record date stockholders and then (if any remaining shares are still available) to non-record date rights holders, and the number of remaining shares issued to some or all exercising rights holders participating in the over-subscription privilege may be reduced as described under “—Over-Subscription Privilege” above.]

Record Date Stockholders Whose Shares are Held by a Nominee

Record date stockholders whose shares are held by a nominee, such as a bank, broker-dealer or trustee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription certificate on behalf of the record date stockholder and arrange for proper payment by one of the methods set forth under “—Payment for Shares” below.

Nominees

Nominees, such as brokers, trustees or depositories for securities, who hold shares for the account of others should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the subscription agent with the proper payment as described under “—Payment for Shares” below.

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful.

FOREIGN STOCKHOLDERS

Stockholders whose record addresses are outside the United States (for these purposes, the United States includes its territories and possessions and the District of Columbia) will receive written notice of the rights offering; however, subscription certificates will not be mailed to such stockholders. The subscription agent will hold the rights to which those subscription certificates relate for these stockholders’ accounts until instructions are received to exercise the rights and such stockholders establish to the satisfaction of the subscription agent that they are permitted to exercise their subscription rights under applicable law. In addition, such stockholders must take all other steps that are necessary to exercise their subscription rights on or prior to the date required for participation in the rights offering. If no instructions have been received by 5:00 p.m., New York City time, on , 20 , three business days prior to the expiration date (or, if the offering is extended, on or before three business days prior to the extended expiration date), the subscription agent will transfer the rights of these stockholders to the dealer managers, who will either purchase the rights or use their best efforts to sell them. The net proceeds, if any, from the sale of those rights will be remitted to these stockholders. If those rights are not purchased or sold prior to the expiration of the rights offering, they will expire.

PAYMENT FOR SHARES

Participating rights holders may choose between the following methods of payment:

(1) A participating rights holder may send the subscription certificate together with payment for the shares acquired in the basic subscription[ and any additional shares subscribed for pursuant to the over-subscription privilege] to the subscription agent based on the estimated subscription price of $ . To be accepted, the payment, together with a properly completed and executed subscription certificate, must be received by the subscription agent at one of the subscription agent’s offices set forth above, at or prior to 5:00 p.m., New York City time, on the expiration date.

(2) A participating rights holder may request an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, as amended, to send a notice of guaranteed delivery by facsimile or otherwise guaranteeing delivery of (i) payment of the full estimated subscription price of $ per share for the shares subscribed for in the basic subscription[ and any additional shares subscribed for pursuant to the over-subscription privilege] and (ii) a properly completed and duly executed subscription certificate. The subscription agent will not honor a notice of guaranteed delivery unless a properly completed and duly executed subscription certificate and full payment for the shares is received by the subscription agent at or prior to 5:00 p.m., New York City time, on , 20 (or, if the offering is extended, by the close of business three business days after the extended expiration date).

Participating rights holders will have no right to rescind their subscription after receipt of their payment for shares or a notice of guaranteed delivery by the subscription agent, except as provided above under “—Notice of NAV Decline.”

All payments by a participating rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the United States and payable to . The subscription agent will hold all funds received by it pending distribution to us after consummation of the rights offering. If the offering is terminated, we will promptly arrange for the refund, without interest, of all funds received from holders of rights.

The method of delivery of subscription certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time, on the expiration date or the date guaranteed payments are due under a notice of guaranteed delivery (as applicable). Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

On a date within business days following the expiration date, the subscription agent will send to each participating rights holder (or, if rights are held by Cede or any other depository or nominee, to Cede or such other depository or nominee) a confirmation showing (i) the number of shares purchased pursuant to the basic subscription; [(ii) the number of shares, if any, acquired pursuant to the over-subscription privilege; ](iii) the per share and total purchase price for such shares; and (iv) any additional amount payable to us by the participating rights holder or any excess to be refunded by us to the participating rights holder, in each case based on the subscription price as determined on the expiration date. If any participating rights holder, if eligible, exercises his or her right to acquire shares pursuant to the over-subscription privilege, any excess payment which would otherwise be refunded to him or her will be applied by us toward payment for shares acquired pursuant to the exercise of the over-subscription privilege. Any additional payment required from a participating rights holder must be received by the subscription agent within ten business days after the confirmation date. Any excess payment to be refunded by us to a participating rights holder will be mailed by the subscription agent to the rights holder as promptly as practicable. No interest will be paid on any amounts refunded.

Whichever of the two methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment. If a participating rights holder who subscribes for shares pursuant to the basic subscription or over-subscription privilege does not make payment of any amounts due by the expiration date, the date guaranteed payments are due under a notice of guaranteed delivery or within ten business days of the confirmation date, as applicable, the subscription agent reserves the right to take any or all of the following actions: (i) find other participating rights holders who wish to subscribe for such subscribed and unpaid for shares; (ii) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating rights holder upon exercise of the basic subscription and/or the over-subscription privilege; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including, without limitation, the right to set off against payments actually received by it with respect to such subscribed for shares.

We will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with other procedural matters) in our sole discretion, and our determination shall be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

[SALE OF RIGHTS

The Rights are Transferable until the Trading Day Immediately Preceding the Expiration Date

[The rights will be listed on under the symbol “ .” While we and the dealer managers will use our and their best efforts to ensure that an adequate trading market for the rights will exist, no assurance can be given that a market for the rights will develop. Trading in the rights on is expected to be conducted beginning on or about , 20 . The rights are transferable and are expected to continue trading until and including , 20 (or if the offering is extended, until the trading day immediately prior to the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee or other nominees for more information about trading of the rights.]

Sales through the Subscription Agent and the Dealer Managers

Stockholders who do not wish to exercise any or all of their rights may instruct the subscription agent to sell any rights they do not intend to exercise themselves through or to a dealer manager. Subscription certificates representing the rights to be sold through or to a dealer manager must be received by the subscription agent on or before , 20 (or if the offering is extended, until two business days prior to the extended expiration date). Upon the timely receipt by the subscription agent of appropriate instructions to sell rights, the subscription agent will ask the dealer managers either to purchase or to use their best efforts to complete the sale and the subscription agent will remit the proceeds of the sale to the selling stockholders. If the rights can be sold, sales of such rights will be deemed to have been effected at the weighted-average price received by the selling dealer manager on the day such rights are sold. The sale price of any rights sold to the dealer managers will be based upon the then current market price for the rights. The dealer managers will also attempt to sell all rights which remain unclaimed as a result of subscription certificates being returned by the postal authorities to the subscription agent as undeliverable as of the business day prior to the expiration date of the offering. The subscription agent will hold the proceeds from those sales for the benefit of such non-claiming stockholders until such proceeds are either claimed or revert to the state pursuant to applicable state law. There can be no assurance that the dealer managers will purchase or be able to complete the sale of any such rights, and neither we nor the dealer managers have guaranteed any minimum sales price for the rights. If a stockholder does not utilize the services of the subscription agent and chooses to use another broker-dealer or other financial institution to sell rights, then the other broker-dealer or financial institution may charge a fee to sell the rights.

Other Transfers

The rights evidenced by a subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. A portion of the rights evidenced by a single subscription certificate may be transferred by delivering to the subscription agent a subscription certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee and to issue a new subscription certificate to the transferee evidencing such transferred rights. In such event, a new subscription certificate evidencing the balance of the rights, if any, will be issued to the stockholder or, if the stockholder so instructs, to an additional transferee. The signature on the subscription certificate must correspond to the name as written upon the face of the subscription certificate, without alteration or enlargement, or any change. A signature guarantee must be provided by an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, subject to the standards and procedures adopted by us.

Stockholders wishing to transfer all or a portion of their rights should allow at least five business days prior to the expiration date of the offering for (i) the transfer instructions to be received and processed by the subscription agent; (ii) a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights, and to the transferor with respect to retained rights, if any; and (iii) the rights evidenced by such new subscription certificate to be exercised or sold by the recipients thereof. Neither we nor the subscription agent nor the dealer managers shall have any liability to a transferee or transferor of rights if subscription certificates are not received in time for exercise prior to the expiration date of the offering or sale prior to the day immediately preceding the expiration date of the offering (or, if the offering is extended, the extended expiration date).

Except for the fees charged by the subscription agent, information agent and dealer managers, which will be paid by us, all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale or exercise of rights will be for the account of the transferor of the rights, and none of those commissions, fees or expenses will be paid by us, the subscription agent, information agent or the dealer managers.

We anticipate that the rights will be eligible for transfer through, and that the exercise of the basic subscription and the over-subscription privilege may be effected through, the facilities of the Depository Trust Company or DTC.]

DELIVERY OF STOCK CERTIFICATES

Stock certificates will not be issued for shares of our common stock offered in the offering. Stockholders who are record owners will have the shares they acquire credited to their account with our transfer agent. All future dividends paid on such shares will be reinvested into additional shares or paid in cash if you have made such an election in connection with our dividend reinvestment plan. Stockholders whose common stock are held by a nominee will have the shares they acquire credited to the account of such nominee holder.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE OFFERING

[Insert disclosure regarding material U.S. federal income tax considerations of the offering to the extent required to be disclosed by applicable law or regulation.]

ERISA CONSIDERATIONS

Stockholders who are employee benefit plans subject to the Employee Retirement Income Security Act of 1974, which we refer to as ERISA (including corporate savings and 401(k) plans), Keogh or H.R. 10 plans of self-employed individuals and individual retirement accounts should be aware that additional contributions of cash to a retirement plan (other than rollover contributions or trustee-to-trustee transfers from other retirement plans) in order to exercise rights would be treated as contributions to the retirement plan and, when taken together with contributions previously made, may result in, among other things, excise taxes for excess or nondeductible contributions. In the case of retirement plans qualified under Section 401(a) of the Code and certain other retirement plans, additional cash contributions could cause the maximum contribution limitations of Section 415 of the Code or other qualification rules to be violated. It may also be a reportable distribution and there may be other adverse tax and ERISA consequences if rights are sold or transferred by a retirement plan.

Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Code. If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor.

ERISA contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of rights. Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of rights under ERISA and the Code.

DISTRIBUTION ARRANGEMENTS

[ ], each a broker-dealer and member of FINRA, will act as dealer managers for the offering. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer managers will provide financial advisory and marketing services in connection with the offering and will solicit the acquisition and/or exercise of rights by stockholders and others[ and participation in the over-subscription privilege]. The dealer managers may use this prospectus for any or all of such activities. The offering is not contingent upon any number of rights being exercised. We have agreed to pay the dealer managers a fee for their financial advisory, marketing and soliciting services equal to % of the aggregate subscription price for shares issued pursuant to the offering. The dealer managers will reallow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of rights, solicitation fees equal to % of the subscription price per share for each share issued pursuant to the exercise of rights[and the over-subscription privilege] as a result of their soliciting efforts.

In addition, we have agreed to reimburse the dealer managers an aggregate amount up to $ for their expenses incurred in connection with the offering. We have agreed to indemnify the dealer managers and the soliciting dealers for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act. The dealer manager agreement also provides that the dealer managers will not be subject to any liability to us in rendering the services contemplated by the dealer manager agreement except for any act of bad faith, willful misfeasance or gross negligence of such dealer manager or reckless disregard by such dealer manager of its obligations and duties under the dealer manager agreement.

[Insert principal business addresses of dealer managers.]

We have agreed, with certain exceptions, with the dealer managers that, for a period of days following the date of this prospectus, we will not offer, pledge, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or file any registration statement with respect thereto without the prior written consent of [ ]. In addition, our executive officers, directors, the Investment Adviser and certain of its affiliates have agreed, with certain exceptions, with the dealer managers that, for a period of days following the date of this prospectus, that they will not offer, pledge, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock without the prior written consent of [ ]. However, those dealer managers may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

The dealer managers and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the dealer managers and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer managers and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities or instruments of us (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with us.

After the date of this prospectus supplement, the dealer managers and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the dealer managers and their affiliates in the ordinary course of its business and not in connection with the offering. In addition, after the expiration of the offering, the dealer managers or their affiliates may develop analyses or opinions related to us or persons or entities with relationships with us and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding us to our rightsholders or any other persons.

We may purchase securities of third parties from the dealer managers or their affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if—among other things—we identified securities that satisfied our investment needs and completed our due diligence review of such securities.

Prior to the expiration of the offering, the dealer managers may independently offer for sale shares, including shares acquired through purchasing and exercising the rights, at prices they set. The dealer managers may realize profits or losses independent of any fees described in this prospectus supplement and accompanying prospectus.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if dealer managers receiving proceeds of offering, if required by FINRA.]

USE OF PROCEEDS

Assuming shares of our common stock are sold at an estimated subscription price of $ per share, the net proceeds from this offering will be approximately $ million, after deducting dealer manager fees and other expenses related to the offering payable by us. There can be no assurance that all of the rights will be exercised in full, and the subscription price will not be determined until the close of business on the expiration date.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

Our common stock is traded on The NASDAQ Global Select Market under the symbol “CGBD.” Our common stock has historically traded at prices both above and below our NAV per share. It is not possible to predict whether our common stock will trade at, above or below NAV. See “Risk Factors—Risks Relating to Offerings Pursuant to this Prospectus—Our shares of common stock have traded at a discount from NAV and may do so again, which could limit our ability to raise additional equity capital” in the accompanying prospectus.

The following table sets forth, for each fiscal quarter for the fiscal years ended December 31, 20 , 20 and 20 , the NAV per share of our common stock, the range of high and low closing sales prices of our common stock, the closing sales price as a premium (discount) to NAV and the dividends or distributions declared by us. On , 20 , the last reported closing sales price of our common stock on The NASDAQ Global Select Market was $ per share, which represented a [premium][discount] of approximately % to the NAV per share reported by us as of , 20 .

		Price Range		High Sales Price Premium (Discount) to NAV		Low Sales Price Premium (Discount) to NAV		Cash Dividend Per
	NAV(1)	High	Low	(2)		(2)		Share(3)
Year ended December 31, 20
First Quarter	$	$	$		%		%	$
Second Quarter	$	$	$		%		%	$
Third Quarter	$	$	$		%		%	$
Fourth Quarter	$	$	$		%		%	$
Year ended December 31, 20
First Quarter	$	$	$		%		%	$
Second Quarter	$	$	$		%		%	$
Third Quarter	$	$	$		%		%	$
Fourth Quarter	$	$	$		%		%	$
Year ending December 31, 20
[First Quarter]	$	$	$		%		%	$
[Second Quarter]	$	$	$		%		%	$
[Third Quarter]	$	$	$		%		%	$
[Fourth Quarter]	$	$	$		%		%	$

(1)
NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low closing sales prices. The NAVs shown are based on outstanding shares at the end of the relevant quarter.

(2)	Calculated as the respective high or low closing sales price less NAV, divided by NAV (in each case, as of the applicable quarter).

(3)     Represents the dividend or distribution declared in the relevant quarter.

To the extent that we have taxable income available, we intend to distribute quarterly dividends to our stockholders. The amount of our dividends, if any, will be determined by our Board. Any dividends to our stockholders will be declared out of assets legally available for distribution. We anticipate that our distributions will generally be paid from taxable earnings, including interest and capital gains generated by our investment portfolio, and any other income, including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees, that we receive from portfolio companies. However, if we do not generate sufficient taxable earnings during a year, all or part of a distribution may constitute a return of capital. The specific tax characteristics of our dividends and other distributions will be reported to stockholders after the end of each calendar year. See “U.S. Federal Income Tax Considerations” in the accompanying prospectus for further information regarding the tax treatment of our distributions and the tax consequences of our retention of net capital gains.

The following table summarizes our dividends or distributions declared for the fiscal years ended December 31, 20 , 20 and 20 :

Date Declared		Record Date	Payment Date	Amount
, 20		, 20	, 20	$
, 20		, 20	, 20	$
, 20		, 20	, 20	$
, 20		, 20	, 20	$
Total declared for 20				$
, 20		, 20	, 20	$
, 20		, 20	, 20	$
, 20		, 20	, 20	$
, 20		, 20	, 20	$
Total declared for 20				$
[ , 20	]	, 20	, 20	$
[ , 20	]	, 20	, 20	$
[ , 20	]	, 20	, 20	$
[ , 20	]	, 20	, 20	$
Total declared for 20				$

We have elected to be treated, and intend to continue to qualify annually, as a RIC. To maintain our qualification as a RIC, we must, among other things, fulfill the Annual Distribution Requirement, the 90% Gross Income Test and the Diversification Tests (each defined term, defined and more fully explained in “U.S. Federal Income Tax Considerations—Taxation as a Regulated Investment Company” in the accompanying prospectus). In order to avoid certain excise taxes imposed on RICs, we intend to distribute during each calendar year an amount in accordance with the Excise Tax Distribution

Requirements, as defined and discussed further in “U.S. Federal Income Tax Considerations—Taxation as a Regulated Investment Company” in the accompanying prospectus.

In addition, although we currently intend to distribute realized net capital gains (i.e., net long term capital gains in excess of short term capital losses), if any, at least annually, we may in the future decide to retain such capital gains for investment, pay U.S. federal income tax on such amounts at regular corporate tax rates, and elect to treat such gains as deemed distributions to stockholders. As a BDC, we must have at least 200% asset coverage calculated pursuant to the Investment Company Act immediately after each time we issue senior securities. Certain of our credit facilities also require that we maintain asset coverage of at least 200%. As of , 20 , our asset coverage calculated in accordance with the Investment Company Act was %. We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, to the extent that we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the Investment Company Act or if distributions are limited by the terms of any of our borrowings. See “Risk Factors—Risks Related to Offerings Pursuant to this Prospectus—There is a risk that our stockholders may not receive distributions or that our distributions may not grow over time and a portion of our distributions to you may be a return of capital for U.S. federal income tax purposes” in the accompanying prospectus.

Unless you elect to receive your distributions in cash, we intend to make distributions in additional shares of our common stock under our dividend reinvestment plan. Stockholders who “opt out” of our dividend reinvestment plan receive cash distributions. See “Dividend Reinvestment Plan” in the accompanying prospectus. We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, if we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the Investment Company Act or if distributions are limited by the terms of any of our borrowings.

 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Financial and Other Information” and our consolidated financial statements and related notes appearing elsewhere in this prospectus supplement or the accompanying prospectus. The information in this section contains forward-looking information that involves risks and uncertainties. Please see “Risk Factors” and “Forward-Looking Statements” in the accompanying prospectus for a discussion of the uncertainties, risks and assumptions associated with this discussion and analysis. Our actual results could differ materially from those anticipated by such forward-looking information due to factors discussed under “Risk Factors” and “Forward-Looking Statements” in the accompanying prospectus.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

CAPITALIZATION

The following table sets forth (a) our actual capitalization at , 20 and (b) our pro forma capitalization to reflect the effects of the sale of our common stock in this offering assuming all rights are exercised at the estimated subscription price of $ per share, after deducting dealer manager fees and other expenses related to this offering payable by us. You should read this table together with “Use of Proceeds” and our most recent balance sheet included elsewhere in this prospectus supplement or the accompanying prospectus.

As of ,20 (unaudited, dollar amounts in thousands)
	Actual	Pro Forma
Cash and cash equivalents	$	$
Debt
[List Debt outstanding as of period reported]
Total Debt
Stockholders’ Equity
Common stock, par value $.01 per share, common shares authorized, and common shares issued and outstanding, respectively	$	$
Paid-in capital in excess of par value
Accumulated net investment income (loss)
Accumulated net realized gain (loss)
Accumulated net realized un appreciation (depreciation)
Total stockholders’ equity	$	$
Total capitalization	$	$

 DILUTION

As of , 20 , our NAV was $ million, or approximately $ per share. After giving effect to the sale of shares of our common stock in this offering, assuming all rights are exercised at the estimated subscription price of $ per share, after deducting dealer manager fees and other expenses related to this offering payable by us, our pro forma NAV would have been approximately $ million, or approximately $ per share, representing an immediate dilution of approximately $ per share to our existing stockholders.

The following table illustrates the dilutive effects of this offering on a per share basis, assuming all rights are exercised at the estimated subscription price of $ per share, after deducting dealer manager fees and other expenses related to this offering payable by us:

	As of , 20
	Actual	Pro Forma
NAV per common share	$	$
	Months Ended , 20
	Actual	Pro Forma
Net increase in assets resulting from net investment income per common share	$(1)	$(2)
Net decrease in net assets resulting from operations per common share	$(1)	$(2)
Distributions per common share	$	$(3)

(1) Basic and diluted, weighted average number of shares outstanding is .
(2) Assumes that on , 20 , the beginning of the indicated period, (i) all rights were exercised at the estimated subscription price of $ per share and (ii) shares of our common stock were issued upon the exercise of such rights.

(3) Assumes actual cash distributions divided by adjusted shares, including shares issued upon exercise of rights.

 LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for the Company by Proskauer Rose LLP, Los Angeles, California, Sullivan & Cromwell LLP, New York, New York and Venable LLP, Baltimore, Maryland. Certain legal matters in connection with the offering will be passed upon for the dealer managers by [ ].

FINANCIAL STATEMENTS

[Insert financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

Up to Shares of Common Stock

Issuable Upon Exercise of Rights to Subscribe for Such Shares

PROSPECTUS SUPPLEMENT

[Dealer Managers]

, 20